EXHIBIT 99.1

Press release

Contact:
David A. Remijas, President
Park Bancorp, Inc. and Park Federal Savings Bank
5400 S. Pulaski Road
Chicago, IL 60632
dremijas@parkfed.com

PARK BANCORP, INC. EXPANDS BOARD OF DIRECTORS AND APPOINTS ALLEN H. KORANDA TO BOARD

Chicago, IL. April 23, 2009

Park Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Park Federal Savings Bank (the “Bank”), announce the expansion of the Board of Directors and the appointment of Allen H. Koranda to the Board of Directors.  Mr. Koranda will fill the newly-created directorship position as a member of the class whose term expires at the Company’s 2010 Annual Meeting of Stockholders.  The appointment was effective at the meeting of the Board of Directors on April 21, 2009, and had been previously approved by the Office of Thrift Supervision.

Mr. Koranda was also appointed to the Board of Directors of the Bank by resolution of the Board of Directors after amending the Bank’s bylaws to increase the number of directors.  That appointment is also effective on April 21, 2009.

David A. Remijas, Chairman of the Board of Directors, commented, “The Board is delighted that Allen Koranda has accepted the appointment to the Board of Park Bancorp, Inc. and the Bank.  We are honored to have one of the most respected thrift executives in the nation join the Board.  He is a director with proven vision in the industry.”  Mr. Koranda added, “I am enthusiastic about the opportunity and look forward to contributing to strategic planning and execution.”

Allen Koranda was the CEO and Board Chairman of MAF Bancorp, Inc., the parent of MidAmerica Bank. He was instrumental in the growth of that Chicago area institution from two branches and $250 million in assets to 83 branches and $11 billion in assets.   Mr. Koranda is an attorney with over 38 years of thrift and banking experience. He has extensive experience in mergers and acquisitions as well as regulatory compliance, including OTS, SEC, FDIC and Sarbanes Oxley regulatory matters.  It is anticipated that Mr. Koranda will be appointed to the Audit Committee as Chairman after the Annual Meeting.  Other Committee appointments will be determined at that time.

Mr. Koranda has also served the public and private sectors as a Director and past Chairman (2004-2005) of the Federal Home Loan Bank of Chicago, a Director of America’s Community Bankers, now merged with the American Bankers Association, and as past Chairman of the Illinois League of Financial Institutions.

About Park Bancorp, Inc. and Park Federal Savings Bank

Park Federal Savings Bank is a federally chartered community savings bank, with four full service locations in Chicago and Westmont, Illinois.  The Bank was founded in 1921 and became the wholly owned subsidiary of Park Bancorp, Inc. in a public offering in August of 1996.  Shares of the common stock of Park Bancorp, Inc. are traded on the Nasdaq Stock Exchange under the symbol PFED.